Exhibit 4.1A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF TRUST

OF

TORCHMARK CAPITAL TRUST IV

This Certificate of Amendment of Certificate of Trust of Torchmark Capital Trust IV (the “Trust”) has been duly executed and is being filed in accordance with Section 3810(b)(1) of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.

The undersigned, being a trustee of the Trust, hereby certifies that:

1. The name of the statutory trust is Torchmark Capital Trust IV.

2. Section 2 of the Certificate of Trust of the Trust is hereby amended in its entirety to read as follows:

“2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware meeting the requirements of Section 3807 of the Act are as follows:

BNY Mellon Trust of Delaware

White Clay Center, Route 273

Newark, Delaware 19711”.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Trust as of May 27, 2009.

TRUSTEE:

/s/ Larry M. Hutchison
Larry M. Hutchison, as Regular Trustee